Prospectus Supplement No. 4                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 5, 2002               File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

        This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

        The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.

                                                                   NUMBER OF                    BENEFICIAL OWNERSHIP AFTER
                                NUMBER OF                          SHARES OF                 RESALE OF NOTES OR COMMON STOCK
                                SHARES OF        PRINCIPAL        COMMON STOCK       ----------------------------------------------
                                 COMMON          AMOUNT OF          ISSUABLE                                  NUMBER OF
                                  STOCK            NOTES              UPON           PRINCIPAL                SHARES OF
NAME OF SELLING               BENEFICIALLY     BENEFICIALLY        CONVERSION          AMOUNT                  COMMON
SECURITYHOLDER                    OWNED          OWNED (1)          OF NOTES          OF NOTES     PERCENT      STOCK(2)   PERCENT
-----------------------------------------------------------------------------------------------------------------------------------
The following
information amends
the information set
forth in the prospectus
originally filed or as
previously amended or
supplemented:
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CIBC World Markets (3)             --          $ 5,200,000           64,198               --           --         --         --
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

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Clinton Convertible
Managed Trading
Account 1 Limited (3)              --          $   950,000           11,728               --           --         --         --
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The following
information
supplements the
information set
forth in the
prospectus
originally filed or
as previously
amended or
supplemented:
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Bank Austria Cayman
Islands, LTD (3)                   --          $ 2,750,000           33,950               --           --         --         --
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LLT Limited (3)                    --          $   296,000            3,654               --           --         --         --
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Ramius, LP (3)                     --          $    83,000            1,024               --           --         --         --
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Ramius Capital Group (3)           --          $   150,000            1,851               --           --         --         --
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RCG Baldwin LP (3)                 --          $   167,000            2,061               --           --         --         --
-----------------------------------------------------------------------------------------------------------------------------------
RCG Halifax Master
Fund, LTD (3)                      --          $   900,000           11,111               --           --         --         --
-----------------------------------------------------------------------------------------------------------------------------------
RCG Latitude Master
Fund, LTD (3)                      --          $ 1,950,000           24,074               --           --         --         --
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RCG Multi Strategy, LP (3)         --          $ 4,000,000           49,383               --           --         --         --
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MLQA Convertible
Securities
Arbitrage, LTD (4)                 --          $10,000,000          123,458               --           --         --         --
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Lincoln National
Global Asset
Allocation Fund,
Inc. (5)                           --          $   170,000            2,098               --           --         --         --
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Putnam Convertible
Income-Growth Trust (5)            --          $ 9,360,000          115,556               --           --         --         --
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Putnam Variable
Trust-Putnam VT
Global Asset
Allocation Fund (5)                --          $   335,000            4,135               --           --         --         --
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Putnam Convertible
Opportunities and
Income Trust (5)                   --          $   355,000            4,382               --           --         --         --
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Putnam Asset
Allocation
Funds-Balanced
Portfolio (5)                      --          $ 1,380,000           17,037               --           --         --         --
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Putnam Asset
Allocation
Funds-Conservative
Portfolio (5)                      --          $ 1,080,000           13,333               --           --         --         --
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

-----------------------------------------------------------------------------------------------------------------------------------
Zurich Institutional
Benchmarks Master
Fund, LTD c/o TQA
Investors, LLC (5)              2,702(6)       $ 1,500,000           18,518               --           --      2,702          *
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Alexandra Global
Investment Fund 1,
LTD (7)                            --          $ 7,000,000           86,420               --           --         --         --
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

*        Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of June 21,2002 and will be updated as required.

(4) The information set forth herein is as of June 24,2002 and will be updated as required.

(5) The information set forth herein is as of June 25,2002 and will be updated as required.

(6) The number of shares of common stock beneficially owned assumes that the securityholder converts the principal amount of our 5-1/4% convertible subordinated notes due 2006 held by such holder into shares of common stock at a conversion price of $74.00 per share.

(7) The information set forth herein is as of June 26,2002 and will be updated as required.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is June 27, 2002.